EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 28, 2000, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended February 28, 2000, which is incorporated by reference in this Registration Statement on Form S-8 (the "Registration Statement"). We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Los Angeles, California
September 28, 2000

--------
                             1 Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2000 Stock Option Plan described herein as the result of any future stock split, stock dividend or similar adjustment of Company's Common Stock.

     2 Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share is based on the average high and low prices of the Common Stock as reported by the New York Stock Exchange on September 26, 2000.